UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 15, 2013

GT ADVANCED TECHNOLGIES INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware (State or other jurisdiction of incorporation)	001-34133 (Commission File Number)	03-0606749 (IRS Employer Identification No.)

20 Trafalgar Square
Nashua, New Hampshire 03063
(Address of Principal Executive Offices, including  Zip Code)

(603) 883-5200
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Annual Base Salary Increases

On April 15, 2013, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of GT Advanced Technologies Inc. (the “Company”) approved increases in annual base salaries of certain of its Named Executive Officers.  The increase in base salary for these officers was effective as of March 31, 2013.  The following table reflects current base salaries as well as the increased base salaries for such executive officers:

Executive Officer	Title	Current Base Salary	Base Salary (as of March 31, 2013)
Richard Gaynor	Vice President and Chief Financial Officer	$400,000	$412,000
Jeffrey Ford	Vice President of Business Development, DSS Business	$375,000	$386,250
David Keck	Executive Vice President, Worldwide Sales and Services	$375,000	$386,250

The Compensation Committee did not take action with respect to base salary for Thomas Gutierrez, President and Chief Executive Officer, whose salary remains at $725,000.

Equity Ownership Requirements

On April 18, 2013, the Compensation Committee revised the policy on equity ownership which will apply to the Chief Executive Officer, Chief Accounting Officer, and all direct reports to the Chief Executive Officer (the “Officers”).  Under the revised policy, Officers are required to retain ownership (while employed by the Company) of 25% of all shares of Company common stock received upon the vesting of any restricted stock unit grant or upon the exercise of any options (net of any exercise price or shares withheld for taxes) vesting after April 22, 2011 until the net value of vested shares held by such officer equals or exceeds the required multiple of such officer’s base salary (the “Ownership Threshold”). Compliance with the Ownership Threshold shall be determined each year on the basis of the closing price on the last trading day of the first fiscal quarter.  For Officers other than the Chief Executive Officer, the required multiple shall be two.  For the Chief Executive Officer, the multiple shall be four.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GT ADVANCED TECHNOLOGIES INC.

/s/ HOIL KIM
Date: April 19, 2013	Hoil Kim
Vice President, Chief Administrative Officer and
General Counsel